EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 24, 2008 with respect to the statement of condition and related securities portfolio of Van Kampen Unit Trusts, Series 778 (Balanced Market Allocation Strategy 2008-3) as of June 24, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
June 24, 2008